Independent Auditors' Report


To the Shareholders and Board of Directors of Alliance Bancorp of New England,
Inc.:


We have audited the accompanying consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated income statements, consolidated statements of changes in shareholders' equity, and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/ KPMG Peat Marwick LLP
--------------------------
KPMG Peat Marwick LLP
Hartford, Connecticut
January 27, 1998

Management's Report on the Financial Statements







The Management of Alliance Bancorp of New England, Inc. is responsible for the accuracy and content of the consolidated financial statements and other information in this annual report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis in all material respects, and information presented relies on Management's judgment where material estimates are required. The consolidated financial statement disclosures include the fair values of financial instruments, which include many assets and liabilities. They are not a representation of the fair values or liquidation values of total assets and liabilities, or the value of present and future business activities of the Company.

The accounting systems which record, summarize, and report data are supported by internal controls that are augmented by written policies, internal audits and staff training programs. The Audit Committee of the Board of Directors is made up solely of outside directors who are not employees of the Company. It directs and reviews the activities of the internal audit function and meets at least annually with representatives of KPMG Peat Marwick LLP, the Company's independent auditors. KPMG Peat Marwick LLP, a firm of Certified Public Accountants, has been appointed by the Audit Committee of the Board of Directors to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Alliance Bancorp of New England, Inc., in accordance with generally accepted accounting principles.

                           Consolidated Balance Sheets

December 31 (in thousands except share data)                                         1997                      1996
------------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                        $ 6,652                   $ 7,463
   Short-term investments                                                          14,765                     5,100
------------------------------------------------------------------------------------------------------------------------------
         Total cash and cash equivalents                                           21,417                    12,563

    Securities available for sale (at fair value)                                  43,729                    45,386

    Securities held to maturity                                                    19,949                    20,690
          (fair value of $20,021 in 1997 and $20,649 in 1996)

   Residential mortgage loans                                                      39,319                    41,669
   Commercial mortgage loans                                                       45,511                    40,494
   Other commercial loans                                                          18,270                    15,287
   Consumer loans                                                                  29,504                    26,118
   Government guaranteed loans                                                     24,846                    24,263
------------------------------------------------------------------------------------------------------------------------------
         Total loans                                                              157,450                   147,831
   Less: Allowance for loan losses                                                 (3,000)                   (2,850)
------------------------------------------------------------------------------------------------------------------------------
         Net loans                                                                154,450                   144,981

   Premises and equipment, net                                                      4,151                     4,416
   Foreclosed assets, net                                                             617                       980
   Other assets                                                                     2,816                     3,266
------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                           $ 247,129                 $ 232,282
------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
   Demand deposits                                                               $ 21,918                  $ 19,673
   NOW deposits                                                                    22,260                    20,522
   Money market deposits                                                           15,447                     6,469
   Savings deposits                                                                34,677                    38,102
   Time deposits                                                                  127,431                   120,842
------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                           221,733                   205,608

   Borrowings                                                                       5,739                    10,406
   Other liabilities                                                                  854                       679
------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                        228,326                   216,693

   Commitments and contingencies (Note 16)

   Preferred stock, ( $.01 par value; 100,000 shares                                    -                         -
         authorized, none issued)
   Common stock, ($.01 par value; authorized 4,000,000
         shares; issued and outstanding 1,636,269 in 1997
          and 1,172,500 in 1996 )                                                      16                     1,173
   Additional paid-in capital                                                      11,073                     8,918
   Retained earnings                                                                7,071                     5,731
   Unrealized gain (loss) on securities, net                                          643                      (233)
------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                18,803                    15,589
------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                             $ 247,129                 $ 232,282
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

                         Consolidated Income Statements


Years ended December 31
(dollars in thousands except share data)                           1997                   1996                    1995
-----------------------------------------------------------------------------------------------------------------------------

Interest Income
   Loans                                                       $ 12,138               $ 12,347                $ 12,170
   Debt Securities                                                3,233                  2,780                   2,714
   Dividends on equity securities                                 1,047                    601                      57
   Other earning assets                                             293                    244                      98
-----------------------------------------------------------------------------------------------------------------------------
         Total interest and dividend income                      16,711                 15,972                  15,039
-----------------------------------------------------------------------------------------------------------------------------

Interest Expense
   Deposits                                                       8,487                  7,894                   6,933
   Borrowings                                                       264                    415                     742
-----------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                   8,751                  8,309                   7,675
-----------------------------------------------------------------------------------------------------------------------------

Net interest income                                               7,960                  7,663                   7,364

Provision For Loan Losses                                           829                    978                   1,975
-----------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses            7,131                  6,685                   5,389

Non-Interest Income
   Service charges and fees                                       1,148                  1,115                   1,005
   Net gain (loss) on securities                                    961                    (40)                     22
   Net (loss ) gain on assets                                      (148)                   200                    (967)
-----------------------------------------------------------------------------------------------------------------------------
         Total non-interest income                                1,961                  1,275                      60

Non-Interest Expense
   Compensation and benefits                                      3,199                  3,253                   3,444
   Occupancy                                                        586                    597                     576
   Equipment                                                        283                    285                     296
   Data processing services                                         620                    476                     518
   FDIC insurance                                                    87                     57                     255
   Office and other insurance                                       466                    452                     497
   Problem asset related expense                                     88                    549                     279
   Other                                                          1,082                    971                     717
-----------------------------------------------------------------------------------------------------------------------------
         Total non-interest expense                               6,411                  6,640                   6,582
-----------------------------------------------------------------------------------------------------------------------------
   Income (loss) before income taxes                              2,681                  1,320                  (1,133)
   Income tax expense (benefit)                                     664                   (118)                     12
-----------------------------------------------------------------------------------------------------------------------------
         Net Income (Loss)                                      $ 2,017                $ 1,438                $ (1,145)
-----------------------------------------------------------------------------------------------------------------------------

Per Share Data
   Basic earnings (loss) per share                                 1.27                    .93                   (0.74)
-----------------------------------------------------------------------------------------------------------------------------
   Diluted earnings (loss) per share                             $ 1.23                  $ .92                 $ (0.74)
-----------------------------------------------------------------------------------------------------------------------------

   Average basic shares outstanding                           1,588,436              1,544,145               1,543,295
   Average additional dilutive shares                            51,391                 21,197                  33,848
-----------------------------------------------------------------------------------------------------------------------------
   Average diluted shares outstanding                         1,639,827              1,565,342               1,577,143
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

           Consolidated Statements of Changes in Shareholders' Equity

                                                                                                       Net
                                                                     Additional                    unrealized     Total
Years ended December 31                                 Common        paid-In       Retained    gain (loss) on shareholders'
(in thousands except share data)                        stock         capital       earnings        securities    equity
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                             $ 1,158        $ 8,795        $ 5,473       $ (2,224)     $ 13,202

Net Loss                                                     -              -         (1,145)             -        (1,145)

Change in net unrealized gain (loss)
on securities                                                -              -              -          1,224         1,224
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                               1,158          8,795          4,328         (1,000)       13,281
Net Income                                                   -              -          1,438              -         1,438
Dividends declared and paid
($0.0225 per share)                                                         -            (35)             -           (35)

Issuance of shares pursuant to exercise of stock
options                                                     15            123              -              -           138

Change in net unrealized gain (loss)
on securities                                                -              -              -            767           767
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                             $ 1,173        $ 8,918        $ 5,731         $ (233)     $ 15,589
Net Income                                                   -              -          2,017              -         2,017
Dividends declared and paid                                  -              -           (278)             -          (278)
($0.175 per share)

Issuance of shares pursuant to exercise of stock
options                                                     17            185              -              -           202

Four for three stock split
effected as a stock dividend                               399              -           (399)             -             -

Conversion of par value
to $.01 per share from $1.00
due to formation of Alliance Bancorp                    (1,574)         1,574              -              -             -

Issuance of shares pursuant to exercise of stock
options                                                      1            396              -              -           397

Change in net unrealized gain (loss)
on securities                                                -              -              -            876           876
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                $ 16       $ 11,073        $ 7,071          $ 643      $ 18,803
-------------------------------------------------- -------------- -------------- -------------- ------------- --------------

See accompanying notes to consolidated financial statements

                                  Consolidated Statements of Cash Flows

 Years ended December 31 (in thousands)                         1997                  1996                  1995
 ----------------------------------------------------------------------------------------------------------------------------

 Operating Activities:
    Net income (loss)                                        $ 2,017               $ 1,438              $ (1,145)
    Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
          Provision for loan losses                              829                   978                 1,975
          Depreciation and amortization                          500                   513                   509
          Net investment security (gains) losses                (961)                   40                   (22)
          Net asset losses (gains)                               148                  (200)                  967
          Loans originated for sale                          (14,741)              (17,719)              (15,253)
          Proceeds from loans sold                            15,962                18,230                13,419
          Increase (decrease) in other liabilities               175                   207                  (109)
          Decrease (Increase) in other assets                    348                  (803)                   17
 ----------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities            4,277                 2,684                   358

 Investing Activities:
    Securities available for sale:
          Proceeds from amortization and maturities            9,940                 2,447                   214
          Proceeds from sales of securities                   16,732                 3,759                 3,461
          Purchases of securities                            (23,585)              (28,422)               (3,067)
    Securities held to maturity:
          Proceeds from amortization and maturities              741                 2,060                 3,681
          Proceeds from sales of securities                        -                   806                     -
          Purchases of securities                                  -                     -                  (959)
    Net (increase) decrease in loans                         (12,963)                5,517               (23,312)
    Proceeds from sales of foreclosed assets                   2,021                 1,530                 2,620
    (Increase) decrease in foreclosed assets                       -                     -                  (151)
    Purchases of premises and equipment                          (88)                 (157)                 (232)
    Proceeds from sales of premises and equipment                  -                   102                     -
 ----------------------------------------------------------------------------------------------------------------------------
          Net cash used by investing activities               (7,202)              (12,358)              (17,745)

 Financing Activities:
    Net increase in interest-bearing deposits                 13,880                10,177                11,415
    Net increase in demand deposits                            2,245                 1,993                 1,622
    Proceeds from issuance of FHLB advances                    6,052                12,203                41,710
    Principal repayments of FHLB advances                     (9,719)              (11,572)              (41,827)
    Net increase (decrease) in other borrowings               (1,000)                2,890                   110
    Stock options exercised                                      599                   138                     -
    Cash dividends paid                                         (278)                  (35)                    -
 ----------------------------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities           11,779                15,794                13,030
 ----------------------------------------------------------------------------------------------------------------------------
 Net Change in cash and cash equivalents                       8,854                 6,120                (4,357)
 Cash and cash equivalents at beginning of the year           12,563                 6,443                10,800
 ----------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents at end of the year               $ 21,417              $ 12,563               $ 6,443
 ----------------------------------------------------------------------------------------------------------------------------

 Supplemental Information On Cash Payments
    Interest expense                                          $8,737               $ 8,309               $ 7,577
    Income taxes                                                 494                   460                    37

 Supplemental Information On Non-cash Transactions
    Net loans transferred to foreclosed assets                 2,128                   369                    93
    Securities transferred from available for sale
          to held to maturity, net                                 -                     -                 5,942

See accompanying notes to consolidated financial statements

                   Notes to Consolidated Financial Statements

1. Summary Of Significant Accounting Policies

Formation of Bank Holding Company. On October 3, 1997, Alliance Bancorp of New England, Inc. (the "Company") acquired all of the outstanding common stock of Tolland Bank (the "Bank") on a one-for-one basis, in accordance with an Agreement and Plan of Reorganization. The accompanying consolidated financial statements give effect to the Company's reorganization and the exchange of stock, which have been accounted for in a manner similar to a pooling-of-interests transaction.

Principles of Business and Consolidation. The Company is a one bank holding company, chartered in Delaware. The Bank is a Connecticut chartered savings bank with deposits insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). The Bank provides consumer and commercial banking services from its seven offices located in Tolland County, Connecticut. Tolland Bank maintains a wholly owned forclosed asset liquidation subsidiary named Asset Recovery Systems, Inc. ("ARS"). The consolidated financial statements include the Company, the Bank, and ARS. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Preparation and Presentation. The consolidated financial statements have been prepared and presented in conformity with generally accepted accounting principles. Unless otherwise noted, all dollar amounts presented in the financial statements and note tables are rounded to the nearest thousand dollars, except share data. Certain prior period amounts have been reclassified to conform with current financial statement presentation.

The Company uses the accrual method of accounting for all material items of income and expense. The Company is required to make certain estimates and assumptions in preparing these statements. The most significant estimates are those necessary in determining the allowance for loan losses, the valuation of foreclosed assets, and the determination of fair values of financial instruments. Factors affecting these estimates include national economic conditions, the level and trend of interest rates, local market conditions, and real estate trends and values.

Securities. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Trading securities, if any, will consist of securities bought principally for the purpose of selling them in the near term. Unrealized gains and losses on trading securities are included in earnings. Securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized net gains or losses excluded from earnings and reported in a separate component of shareholders' equity net of applicable income taxes. Any decline in the value of a security below its cost considered to be other than temporary is reflected as a realized loss in the Consolidated Income Statements. Realized gains or losses on the sale of securities are generally computed on a specific identified cost basis and reported as Net Gains (Losses) on Securities in the Consolidated Income Statement. Premiums and discounts are recognized as an adjustment of yield by the interest method.

Loans. Total loans are reported at the principal amount outstanding, and adjusted for the net amount of deferred fees and costs, premiums and discounts, except for charged-off loans as discussed below. Net loans are total loans less the amount of the allowance for loan losses. Residential mortgage loans held for sale, included in residential mortages on the balance sheet, are stated at the lower of amortized cost or market value. Gains or losses are determined using the specific identification method.

Premiums and discounts are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees are considered to be an adjustment to the loan yield. Loan origination fees and certain direct costs of loan origination are also deferred and accounted for as an adjustment to yield. The unamortized balance of deferred fees and costs is credited or charged to the income statement at the time a loan repays.

Interest income receivable is included in Other Assets on the Consolidated Balance Sheet. Most of the Company's loans require interest payments monthly in arrears. The Company generally places loans on nonaccrual when a payment becomes more than three months past due. The Company may also place a loan on nonaccrual sooner if a concern develops as to the ultimate collection of principal or interest. The Company may grant a waiver from nonaccrual status on certain commercial loans which are well secured and in the process of collection. Generally, when a commercial loan is placed on nonaccrual status, any interest receivable over 90 days is charged-off; interest receivable on all other loans is charged off entirely. Payments received on nonaccruing loans are normally applied first against unpaid interest.

The Company recognizes as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. Mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance. Mortgage servicing rights are amortized in proportion to and over the period of, estimated net servicing income. All related amortization and impairment valuations are charged to mortgage servicing income.

Allowance for Loan Losses and Provision for Loan Losses. The allowance for loan losses is maintained at a level estimated by the Company to be adequate to absorb estimated credit losses associated with the loan portfolio, including all binding commitments to lend. The Company's estimation of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss and recovery experience, current economic conditions, the age and composition of the portfolio, loan loss experience at peer group competitors and other relevant factors. The provision for loan losses is a charge to current period income necessary to establish the loan loss allowance at the level estimated to be adequate by the Company.

A loan is considered impaired when it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the agreement. Management excludes large groups of smaller balance homogeneous loans, including residential mortgages and consumer loans, which are evaluated collectively for impairment. The amount of impairment for all impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or as a practical expedient, for collateral dependent loans, the difference between the appraised value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. The Company's method of recognition of interest income on impaired loans is consistent with the method of recognition of interest on all loans.

The Company's estimates of the collectibility of principal and interest rely in many cases on estimates of future borrower cash flows and market conditions and expectations. In addition, federal and state regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Based on information available to them at the time of their examination, and on regulatory guidelines then in effect, such agencies may require the Company to recognize additions to the allowance for loan losses. Accordingly, current estimates of loan losses may vary from future estimates and from ultimate loan loss experience.

Loan Charge-offs. Most nonaccruing consumer loans are automatically charged-off once they become 150-180 days past due depending on the circumstances, regardless of how well secured they are. Other nonaccruing loans are charged off in whole or in part when it has been determined that there has been a loss of principal. For real estate secured loans, this determination is normally made in conjunction with a current appraisal analysis and the transfer of the loan to foreclosed assets. Charge-offs and recoveries are booked to the allowance for loan losses. Initial write-downs on recently acquired foreclosed assets are also booked to the allowance for loan losses.

Foreclosed Assets. Foreclosed assets include foreclosed real estate, real estate deeded to the Company, and personal property repossessed by the Company, net of a valuation allowance for specific properties. Foreclosed assets are transferred from loans at the lower of cost or fair value less selling costs, with any necessary write down from carrying value being charged against the allowance for loan losses.

The Company periodically obtains and analyzes appraisals of foreclosed real estate. If the fair value less selling costs is less than the carrying value of these assets, these assets are written down to that value by increasing the amount of the valuation allowance. Additionally, the Company may recognize a gain or loss on the ultimate disposition of foreclosed assets. The net amount of these gains and provisions to increase the valuation allowance are shown as Net Gain (Loss) on Assets in the Consolidated Income Statements. The carrying value of foreclosed real estate is subject, in general, to the same uncertainties discussed above regarding the Allowance for Loan Losses. Net receipts and disbursements related to the operations of foreclosed real estate are included in Problem Asset Related Expense in the Consolidated Income Statements.

Premises and Equipment. Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the related assets.

Intangible Assets. Intangible assets related to branch acquisitions are being amortized on a straight line basis over 10-15 years. On a periodic basis, the Company reviews the intangible assets for events or changes in circumstances that may indicate the carrying value of the assets may not be recoverable.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that such deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Options. The Company measures the compensation cost for its stock option plans using the intrinsic value method prescribed by Accounting Principles Board
(APB) Opinion 25, Accounting for Stock Issued to Employees. No compensation cost is recognized if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. In the notes to its consolidated financial statements, the Company makes pro forma disclosures of net income and earnings per share as if the fair value method of accounting in Statement of Financial Accounting Standards (SFAS), Accounting for Stock-Based Compensation (SFAS 123), has been applied. Under this method, compensation cost of stock options is measured at the grant date based on the fair market value of the award and is recognized over the service period.

Disclosures of Fair Values of Financial Instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could effect the estimates significantly. Fair value estimates were based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications relating to the realization of the unrealized gains and losses may have a significant effect on fair value estimates and have not been considered in the estimates. Fair value methods and assumptions are set forth below for the Company's financial instruments.

The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets' fair values. Fair values of investment securities were based on quoted market prices where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments. The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. The fair value of residential mortgages was based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics and credit losses inherent in the portfolio. For other loans, the fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio. The carrying amounts of accrued interest receivable approximates fair values.

The fair values of deposits with no stated maturity, was, by definition, equal to their carrying value. The fair value of time deposits was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities. The carrying amounts of short-term borrowings approximated their fair values. Rates currently available for debt with similar terms and remaining maturities were used to estimate fair value of long-term borrowings. The carrying amount of accrued interest payable approximates fair value. The fair value of off balance sheet instruments is based on fees currently charged for such instruments.

Cash Flow Reporting. The Company uses the indirect method to report cash flows from operating activities. Under this method, net income is adjusted to reconcile it to net cash flow from operating activities. Net reporting of cash transactions affecting balance sheet items has been used where permitted. The Company considers due from banks and short-term investments to be cash equivalents.

Earnings Per Share (EPS). In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS 128, Earnings Per Share. SFAS 128 is effective for periods ending after December 15, 1997, and requires restatement of all prior period EPS data. Under SFAS 128, basic EPS is calculated by dividing net income by the average number of common shares outstanding. The calculation of diluted EPS includes common stock equivalents in the average number of common shares outstanding. All prior period EPS data has been restated to comply with SFAS 128.

Recent Accounting Developments. In June 1997, the FASB issued SFAS 130, Reporting Comprehensive Income, and SFAS 131, Disclosures About Segments of an Enterprise and Related Information. These standards establish new reporting rules and are effective for periods beginning after December 15, 1997. SFAS 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. SFAS 131 establishes standards for reporting information about operating segments. This state-ment requires a company to disclose certain income statement and balance sheet information by operating segment. An operating segment is a revenue producing component of a business for which separate financial information is produced and evaluated internally by the chief operating decision maker in allocating resources to segments.

2.   Cash And Cash Equivalents

Short-term investments at December 31 (in thousands)                                   1997                      1996
----------------------------------------------------------------------------------------------------------------------------
   Federal funds sold                                                              $ 14,760                   $ 4,000
   Money market preferred stock                                                           -                     1,000
   Interest bearing deposits due from other banks                                         -                       100
   FHLBB Ideal Way account                                                                5                         -
----------------------------------------------------------------------------------------------------------------------------
         Total short-term investments                                              $ 14,765                   $ 5,100
----------------------------------------------------------------------------------------------------------------------------

The Company is required to maintain certain average vault cash and cash reserve balances with the Federal Reserve Bank of Boston. Cash and due from banks included amounts so required of $714,000 and $677,000 at December 31, 1997 and December 31, 1996, respectively.

3.   Securities

                                                          Amortized        Unrealized       Unrealized              Fair
December 31, 1997 (in thousands)                               Cost             Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------------
Securities available for sale
U.S. Government and agency                                 $ 18,081                27           $ (217)         $ 17,891
U.S. Agency mortgage-backed                                   5,366                27               (2)            5,391
Other debt securities                                         1,312                 9                -             1,321
Marketable equity                                            16,710             1,586                -            18,296
FHLBB stock                                                     830                 -                -               830
----------------------------------------------------------------------------------------------------------------------------
   Total available for sale                                $ 42,299           $ 1,649           $ (219)         $ 43,729
----------------------------------------------------------------------------------------------------------------------------
Securities held to maturity
U.S. Government and agency                                  $ 2,901              $ 45             $ (5)          $ 2,941
U.S. Agency mortgage-backed                                  15,214                48              (38)           15,224
Other debt securities                                         1,834                25               (3)            1,856
----------------------------------------------------------------------------------------------------------------------------
Total held to maturity                                     $ 19,949             $ 118            $ (46)         $ 20,021
----------------------------------------------------------------------------------------------------------------------------
                                                          Amortized        Unrealized       Unrealized              Fair
December 31, 1996 (in thousands)                               Cost             Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------------
Securities available for sale
U.S. Government and agency                                 $ 25,314              $ 34           $ (366)         $ 24,982
U.S. Agency mortgage-backed                                   3,375                20               (5)            3,390
Other debt securities                                         1,745                 -             (11)            1,734
Marketable equity                                            13,989               598              (27)           14,560
FHLBB stock                                                     720                 -                -               720
----------------------------------------------------------------------------------------------------------------------------
   Total available for sale                                $ 45,143             $ 652           $ (409)         $ 45,386
----------------------------------------------------------------------------------------------------------------------------
Securities held to maturity
U.S. Government and agency                                  $ 2,876              $ 19              $ -           $ 2,895
U.S. Agency mortgage-backed                                  15,757                 -              (47)           15,710
Other debt securities                                         2,057                 -              (13)            2,044
----------------------------------------------------------------------------------------------------------------------------
Total held to maturity                                     $ 20,690              $ 19            $ (60)         $ 20,649
----------------------------------------------------------------------------------------------------------------------------

The amortized cost, estimated fair value and average yield of debt securities are shown below by contractual maturity, except for mortgage-backed (including collateralized mortgage obligations) and asset-backed instruments, which are classified based on their expected average lives. The expected average lives have been determined based on prepayment and related assumptions. Accordingly, the expected average lives may differ from actual lives.


                                                             Amortized                    Fair                 Average
   December 31, 1997 (in thousands)                               Cost                   Value                   Yield
-----------------------------------------------------------------------------------------------------------------------------
   Securities available for sale
   Due in 1 year or less                                       $ 6,479                 $ 6,477                    5.86%
   Due after 1 to 5 years                                       12,358                  12,173                    5.85
   Due after 5 to 10 years                                       2,595                   2,614                    6.84
   Due after 10 years                                            3,327                   3,339                    7.70
-----------------------------------------------------------------------------------------------------------------------------
   Total available for sale                                   $ 24,759                 $24,603                    6.20%
-----------------------------------------------------------------------------------------------------------------------------
   Securities held to maturity
   Due in 1 year or less                                       $ 2,855                 $ 2,838                    5.49%
   Due after 1 to 5 years                                       15,154                  15,198                    6.03
   Due after 5 to 10 years                                       1,940                   1,985                    5.81
-----------------------------------------------------------------------------------------------------------------------------
   Total held to maturity                                     $ 19,949                $ 20,021                    5.93%
-----------------------------------------------------------------------------------------------------------------------------

As of December 31, 1997, securities having an amortized cost of $1,782,000 were pledged to secure treasury, tax and loan and other deposits, and securities with an amortized cost of $4,516,000 were pledged to secure federal funds borrowings.

Two held to maturity securities with an amortized cost totaling $856,000 were sold in 1996 at a total loss of $50 thousand. These two securities evidenced significant deterioration in the issuer's creditworthiness through the downgrading by a credit agency and other relevant factors. Under state statutes the Company was required to evaluate these securities for sale, and the Company made a determination that they be sold due to uncertainties about their credit quality. All securities sold in 1997 and all other securities sold in 1996 were securities available for sale. The book value of debt and equity securities sold, together with gross gains and gross losses, were as follows:

 Years ended December 31 (in thousands)
                                                                  1997                    1996                    1995
-----------------------------------------------------------------------------------------------------------------------------
Debt securities sold
Book value at sale                                             $ 2,216                  $4,267                 $ 3,439
Gross gains                                                          7                      11                      31
Gross losses                                                         -                     (52)                     (9)
Equity securities sold
Book value at sale                                            $ 13,555                    $338                       -
Gross gains                                                        954                       1                       -
Gross losses                                                         -                       -                       -

4.   Total Loans

     December 31 (in thousands)                                                       1997                      1996
---------------------------------------------------------------------------------------------------------------------------
     Residential mortgage loans                                                   $ 39,319                  $ 41,669
     Commercial mortgage loans                                                      45,511                    40,494
     Other commercial loans:
         Construction                                                                4,642                     3,827
         Other commercial real estate secured                                        5,645                     3,004
         Other commercial, not real estate secured                                   7,983                     8,456
---------------------------------------------------------------------------------------------------------------------------
              Total other commercial loans                                          18,270                    15,287
     Consumer loans:
         Installment                                                                11,133                    10,736
         Home equity loan                                                           16,569                    13,828
         Other consumer loans                                                        1,802                     1,554
---------------------------------------------------------------------------------------------------------------------------
              Total consumer loans                                                  29,504                    26,118
---------------------------------------------------------------------------------------------------------------------------
              Total regular loans                                                  132,604                   123,568
     Purchased SBA guaranteed loan certificates                                     24,846                    24,263
---------------------------------------------------------------------------------------------------------------------------
              Total loans                                                        $ 157,450                 $ 147,831
---------------------------------------------------------------------------------------------------------------------------
     Net deferred costs included in total loans                                      $ 401                     $ 290

The majority of the Company's loans are secured by real estate located within Tolland County or surrounding communities. Real estate loan activities are governed by the Company's loan policies, and loan to value ratios are based on an analysis of the collateral backing each loan. Following is additional information about the Company's nonaccruing loans, delinquent loans, impaired loans, and loans restructured prior to January 1, 1995. At December 31, 1997 and 1996 residential mortgage loans held for sale totaled $102,000 and $1,323,000, respectively.

   December 31 (in thousands)                                                          1997                      1996
----------------------------------------------------------------------------------------------------------------------------
   Total nonaccruing loans                                                          $ 2,133                   $ 3,381
   Accruing loans past due 90 days or more                                               86                     1,857
   Impaired loans:
         Impaired loans - valuation allowance required                                1,607                     1,856
         Impaired loans - no valuation allowance required                             1,576                     2,859
----------------------------------------------------------------------------------------------------------------------------
              Total Impaired Loans                                                  $ 3,183                   $ 4,715
         Total valuation allowance on impaired loans                                    340                       186
         Commitments to lend additional funds for impaired loans                          -                         -
   Restructured loans, all of which are performing:
         Loans restructured prior to January 1, 1995                                    502                       531
         Commitments to lend additional funds for restructured loans                      -                         -

   Years ended December 31 (in thousands)                                         1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------
   Additional interest income that would have been earned on year-end loans if they had been accruing based on originals terms:
         Nonaccruing loans                                                       $ 310            $ 198              $ 55
         Loans restructured prior to January 1, 1995                                17               23                34
   Total income recognized on impaired loans                                       111              311               366
   Average recorded investment in impaired loans                                 3,949            5,779             3,517

In the ordinary course of business, the Company makes loans to its directors and officers and their related interests for substantially the same terms prevailing at the time of origination for comparable transactions with others. As of December 31, 1997, and 1996, loans to related parties totaled $616,000 and $639,000 respectively. During 1997 originations of related party loans totaled $130,000 and payments on related party loans totaled $244,000. Loans serviced for others totaled $7,248,000 and $4,110,000 at December 31, 1997 and 1996, respectively.

5.   Allowance For Loan Losses

   Years ended December 31 (in thousands)                            1997                    1996                    1995
-----------------------------------------------------------------------------------------------------------------------------
   Balance at beginning of year                                   $ 2,850                 $ 2,340                 $ 2,090
   Charge-offs                                                       (768)                   (567)                 (1,792)
   Recoveries                                                          89                      99                      67
   Provision for loan losses                                          829                     978                   1,975
-----------------------------------------------------------------------------------------------------------------------------
         Balance at end of year                                   $ 3,000                 $ 2,850                 $ 2,340
-----------------------------------------------------------------------------------------------------------------------------

6.   Premises and Equipment, Net

   December 31 (in thousands)                                                          1997                      1996
----------------------------------------------------------------------------------------------------------------------------
   Land                                                                             $ 1,195                   $ 1,195
   Buildings                                                                          4,292                     4,292
   Furniture, fixtures, and equipment                                                 3,089                     3,013
----------------------------------------------------------------------------------------------------------------------------
         Total property and equipment                                                 8,576                     8,500
   Less: accumulated depreciation and amortization                                   (4,425)                   (4,084)
----------------------------------------------------------------------------------------------------------------------------
         Property and equipment, net                                                $ 4,151                   $ 4,416
----------------------------------------------------------------------------------------------------------------------------

7.   Foreclosed Assets, Net

   December 31 (in thousands)                                                          1997                      1996
----------------------------------------------------------------------------------------------------------------------------
   Foreclosed and repossessed assets                                                  $ 977                   $ 1,202
   Foreclosed asset valuation allowance                                                (360)                     (222)
----------------------------------------------------------------------------------------------------------------------------
         Net foreclosed assets                                                        $ 617                     $ 980
----------------------------------------------------------------------------------------------------------------------------

Transactions in the valuation allowance for foreclosed assets, and gains and losses included in net gains (loss) on assets in the Consolidated Income Statements, were as follows:

   Years ended December 31 (in thousands)                            1997                    1996                    1995
----------------------------------------------------------------------------------------------------------------------------
   Transactions in the valuation allowance:
   Balance at beginning of year                                     $ 222                    $341                   $ 582
   Write-downs, net                                                     -                    (188)                 (1,208)
   Provision for losses, net                                          138                      69                     967
----------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                           $ 360                   $ 222                   $ 341
----------------------------------------------------------------------------------------------------------------------------
   Gains and losses included in net gain (loss) on assets in the statements of income:
   Gross gains                                                       $ 31                   $ 270                    $ 92
   Gross losses                                                      (179)                   (141)                 (1,059)
----------------------------------------------------------------------------------------------------------------------------
         Net gain (loss)                                           $ (148)                  $ 129                  $ (967)
----------------------------------------------------------------------------------------------------------------------------

8.   Other Assets

   December 31 (in thousands)                                                          1997                      1996
----------------------------------------------------------------------------------------------------------------------------
   Accrued loan interest receivable                                                 $ 1,190                   $ 1,132
   Other accrued interest and dividends receivable                                      434                       538
   Purchased deposit premium, net                                                       220                       330
   Goodwill, net                                                                        169                       199
   Mortgage servicing rights                                                             56                        17
   Deferred tax asset, net                                                               73                       496
   Income tax receivable                                                                305                       305
   All other assets                                                                     369                       249
----------------------------------------------------------------------------------------------------------------------------
         Total other assets                                                         $ 2,816                   $ 3,266
----------------------------------------------------------------------------------------------------------------------------

9.   Deposits

   December 31 (dollars in thousands)                                 1997                               1996
----------------------------------------------------------------------------------------------------------------------------
                                                             Amount          Avg. Rate          Amount            Avg. Rate
----------------------------------------------------------------------------------------------------------------------------
   Demand deposits                                         $ 21,918             0.00%         $ 19,673              0.00%
   NOW deposits                                              22,260             1.80            20,522              1.80
   Money market deposits                                     15,447             4.03             6,469              2.58
   Savings deposits                                          34,677             2.30            38,102              2.31
----------------------------------------------------------------------------------------------------------------------------
         Total non-time deposits                             94,302             1.93            84,766              1.67
   Time deposits, by remaining
   period to maturity:
   Within 1 year                                             78,770             5.26            83,299              5.27
   After 1, but within 2 years                               31,943             5.88            19,511              5.60
   After 2, but within 3 years                               10,369             6.02             6,606              6.13
   After 3 years                                              6,349             6.17            11,426              6.16
----------------------------------------------------------------------------------------------------------------------------
         Total time deposits                                127,431             5.52           120,842              5.45
----------------------------------------------------------------------------------------------------------------------------
              Total deposits                              $ 221,733             3.99         $ 205,608              3.89%
----------------------------------------------------------------------------------------------------------------------------
   Time deposits of $100,000 or more                       $ 15,210             5.55%         $ 15,444              5.49%

Interest expense and interest paid on deposits is summarized as follows:


   Years ended December 31 (in thousands)                            1997                    1996                    1995
-----------------------------------------------------------------------------------------------------------------------------
   Interest Expense
         NOW deposits                                               $ 361                   $ 342                   $ 332
         Money market deposits                                        285                     143                     149
         Savings deposits                                             850                     880                     919
         Time deposits                                              6,991                   6,529                   5,533
-----------------------------------------------------------------------------------------------------------------------------
              Total interest expense                              $ 8,487                  $7,894                 $ 6,933
=============================================================================================================================
   Interest Paid
         Time deposits of $100,000 or more                          $ 773                   $ 915                   $ 801
         Total deposit interest paid                                8,470                   7,883                   6,898



10.  Borrowings

   December 31 (dollars in thousands)                                1997                                1996
-----------------------------------------------------------------------------------------------------------------------------
   Due Date                                                 Amount             Rate            Amount             Rate
-----------------------------------------------------------------------------------------------------------------------------
   FHLB advances by remaining period to maturity:
         Within 1 year                                         $ -                -%          $ 3,545             7.25%
         After 1, but within 2 years                           239             6.95                 -               -
         After 2, but within 3 years                         3,500             6.11               361             6.94
         After 3 years                                           -             -                3,500             6.11
-----------------------------------------------------------------------------------------------------------------------------
              Total FHLB advances                            3,739             6.16             7,406             6.70
-----------------------------------------------------------------------------------------------------------------------------
   Federal funds purchased                                   2,000             6.05             3,000             6.65
-----------------------------------------------------------------------------------------------------------------------------
                  Total Borrowings                         $ 5,739             6.12%          $10,406             6.68%
=============================================================================================================================


The Company has a line of credit equal to 2% of total assets with the Federal Home Loan Bank of Boston (FHLBB). The Company may borrow additional funds from the FHLBB subject to certain limitations. To secure advances from the FHLBB, the Company has pledged certain qualifying assets, as defined in the FHLBB Statement of Credit Policy. To obtain additional loan advances, the Company may be required to invest in additional amounts of FHLBB stock, per FHLBB guidelines. At December 31, 1997, the Company had a $5,000,000 facility for repurchase agreements, a $3,000,000 line of credit for secured federal funds borrowings and a $750,000 line of credit for unsecured federal funds borrowings. The Company maintains compensating balances of $30,000 related to the secured line of credit. The Company paid $267,000, $426,000, and $679,000, in interest on borrowings during the years ended December 31, 1997, 1996, and 1995, respectively.

11.  Shareholders' Equity


Net Unrealized Gain (Loss) on Securities


   December 31 (dollars in thousands)                                                  1997                      1996
-----------------------------------------------------------------------------------------------------------------------------
   Net gain (loss) on securities available for sale                                 $ 1,430                     $ 243
   Net unamortized loss on securities held to maturity                                 (215)                     (376)
   Income tax effect                                                                   (572)                     (100)
-----------------------------------------------------------------------------------------------------------------------------
         Total Net Unrealized Gain (Loss)                                             $ 643                    $ (233)
=============================================================================================================================



The net unamortized loss on securities held to maturity relates to securities transferred in 1994 from securities available for sale to securities held to maturity.


Dividends

The Company's principal asset is its investment in its bank subsidiary. As such, the Company's ability to pay dividends to its shareholders is largely dependent on the ability of the Bank to pay dividends to the Company. The declaration of cash dividends is dependent on a number of factors, including regulatory limitations, and the Bank's operating results and financial conditions. The shareholders of the Company will be entitled to dividends only when, and if, declared by the Company's Board of Directors out of funds legally available therefore. The declaration of future dividends will be subject to favorable operating results, financial conditions, tax considerations and other factors.

The Federal Deposit Insurance Corporation regulations require banks to maintain certain capital ratios as noted below which may otherwise restrict the ability of the Bank to pay dividends to the Company.

On June 17, 1997, the Company declared a four-for-three common stock split effected as a 33.33% stock dividend which was paid on July 17, 1997. All per share information has been retroactively adjusted to reflect this stock dividend. Additionally, as of October 3, 1997, the Company restated Common Stock and Additional Paid-In Capital to reflect a change in the par value of common stock from $1.00 to $.01 in conjunction with the completion of the formation of Alliance Bancorp of New England, Inc. as the holding company for Tolland Bank.


Regulatory Capital Requirements

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly, additional discretionary- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Whereas the regulatory requirement for Tier I Capital to Average Assets is a minimum ratio of 4.0%, a minimum ratio of 6.0% is shown in the table based on the Bank's Board Resolution at December 31, 1997 and 1996. Management believes, as of December 31, 1997, that the Company and Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the institution's category. The Company's and Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                         For Capital                 Prompt Corrective
(dollars in thousands )                       Actual                  Adequacy Purposes              Action Provisions
-----------------------------------------------------------------------------------------------------------------------------
                                         Amount       Ratio         => Amount    => Ratio          => Amount   => Ratio
-----------------------------------------------------------------------------------------------------------------------------
Consolidated, December 31, 1997:
   Risk-based Total Capital            $ 19,734       13.2%          $ 11,970        8.0%          $ 14,962       10.0%
   Risk-based Tier I Capital             17,850       11.9              5,985        4.0              8,977        6.0
   Tier I Leverage Capital               17,850        7.2              9,868        4.0             12,335        5.0

Tolland Bank, December 31, 1997:
   Risk-based Total Capital            $ 19,432       13.1%          $ 11,837        8.0%           $ 14,796      10.0%
   Risk-based Tier I Capital             17,569       11.8              5,918        4.0               8,877       6.0
   Tier I Leverage Capital               17,569        7.1             14,790        6.0              12,325       5.0

Tolland Bank, December 31, 1996:
   Risk-based Total Capital            $ 17,044       12.3%           $11,118        8.0%            $13,898      10.0%
   Risk-based Tier I Capital             15,293       11.0              5,559        4.0               8,339       6.0
   Tier I Leverage Capital               15,293        6.8             13,592        6.0              11,327       5.0

Stock Options


At December 31, 1997, the Company had two stock option plans, which are described below. As permitted by SFAS 123, the Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock options been determined consistent with the fair value method in SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. There were no stock options granted in 1995. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model in accordance with the weighted-average assumptions indicated as follows:



Year ended December 31 (in thousands except share data )                        1997                       1996
-----------------------------------------------------------------------------------------------------------------------------
Net income                       As Reported                                  $ 2,017                   $ 1,438
                                 Pro forma                                      1,822                     1,392
Diluted earnings per share       As Reported                                     1.23                       .92
                                 Pro forma                                       1.11                       .89
Basic earnings per share         As Reported                                     1.27                       .93
                                 Pro forma                                       1.15                       .90

Assumptions used as of December 31, 1997                                         1997                      1996
-----------------------------------------------------------------------------------------------------------------------------
Expected dividend yield                                                          1.15%                     2.00%
Expected volatility                                                             27.00%                    27.00%
Risk free interest rate                                                          5.75%                     5.91%
Expected life (years)                                                           10.00                     10.00



The Company maintains a Stock Option Incentive Plan for the benefit of officers and other employees of the Company. Under the terms of this Plan, 199,995 shares may be issued or transferred pursuant to the exercise of options to purchase shares of common stock and stock appreciation rights (SARs) and awards of restricted stock. The exercise price of the option is equal to the market price of the common stock on the date of grant. Options granted to officers and other full-time salaried employees may be accompanied by SARs and awards of restricted stock. No SARs or awards of restricted stock have been granted as of December 31, 1997. Total shares reserved for future grants were 148,001 at December 31, 1997.

The Company also maintains a Stock Option Plan for Non-Employee Directors. The exercise price of the option is equal to the market price of the common stock on the date of grant. Under this plan, up to 133,330 shares of common stock may be issued or transferred to members of the Company's Board of Directors who are not employees of the Company on the date the options are exercised. This plan expires on February 15, 1998. Total shares reserved for future grants were 66,670 as of December 31, 1997.

Under the Company's 1986 Stock Option Plan for the benefit of officers and other employees, 133,330 shares were reserved for issuance. As of December 31, 1996, this plan had expired. All 133,330 of the options for which shares had been reserved had been granted. No SARs or restricted stock awards were granted under the plan.

A summary of the status of the Company's stock option plans and changes in them is presented below.



Years ended December 31                              1997                       1996                      1995
---------------------------------------------------------------------------------------------------------------------------
                                                    Weighted-Avg.              Weighted-Avg.             Weighted-Avg.
                                                         Exercise                   Exercise                  Exercise
                                               Shares       Price         Shares       Price        Shares       Price
---------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year               163,314      $ 7.58        162,755      $ 7.59      171,421       $ 7.57
Granted                                         58,660       12.88         27,225        7.47            -            -
Exercised                                      (73,160)       8.24        (20,000)       6.90            -            -
Forfeited                                           -            -         (6,666)       9.37       (8,666)        7.12
---------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                     148,814      $ 9.34        163,314      $ 7.58      162,755       $ 7.59
===========================================================================================================================
Options exercisable at year-end                142,148      $ 9.28        163,314      $ 7.58      160,534       $ 7.62
===========================================================================================================================
Weighted-average fair value of options granted              $ 3.34                      $3.78                         -
===========================================================================================================================
Shares reserved for future grants              214,671           -         73,315          -       100,540            -


The following table summarizes information about stock options outstanding at December 31, 1997:


                                              Options Outstanding                              Options Exercisable
---------------------------------------------------------------------------------------------------------------------------
Range of                            Number       Weighted-Avg.         Weighted-Avg.          Number       Weighted-Avg.
Exercise                       Outstanding           Remaining              Exercise     Outstanding            Exercise
Prices                         at 12/31/97    Contractual Life                 Price     at 12/31/97               Price
---------------------------------------------------------------------------------------------------------------------------
$ 2 to 6                            20,365           3.8 years               $ 4.50           20,365              $ 4.50
  6 to 9                            49,791           5.9                       7.34           49,791                7.34
  9 to 12                           58,658           6.2                      10.07           51,992                9.99
Over $12                            20,000           9.9                      17.13           20,000               17.13
---------------------------------------------------------------------------------------------------------------------------
Total                              148,814           6.3 years               $ 9.34          142,148              $ 9.28
===========================================================================================================================

12.  Financial Instruments With Off-Balance Sheet Risk


December 31 ( in thousands)                                                            1997                      1996
---------------------------------------------------------------------------------------------------------------------------
   Commitments to extend credit:
   Commitments to originate new loans                                               $ 8,204                   $ 5,385
   Unadvanced construction lines of credit                                            1,667                     2,380
   Unadvanced home equity credit lines                                               15,847                     9,995
   Unadvanced commercial lines of credit                                              5,942                     4,951
   Unadvanced reserve credit lines                                                      405                       427
Standby letters of credit                                                               461                     1,462
Commitments to purchase Government guaranteed loans                                   1,043                     1,492


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements or credit risk. Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are generally payable only if the customer fails to perform some specified contractual obligation. Standby letters of credit are generally unconditional and irrevocable, and are generally not expected to be drawn upon. For the above types of financial instruments, the Company evaluates each customer's creditworthiness on a case-by-case basis, and collateral is obtained, if deemed necessary, based on the Company's credit evaluation. In general, the Company uses the same credit policies in providing these financial instruments as it does in making funded loans.


13.  Fair Values Of Financial Instruments


      Years ended December 31 (in thousands)                          1997                               1996
---------------------------------------------------------------------------------------------------------------------------
                                                          Carrying              Fair         Carrying              Fair
                                                             Value             Value            Value             Value
---------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                              $ 21,417          $ 21,417         $ 12,563          $ 12,563
   Securities available for sale                            43,729            43,729           45,386            45,386
   Securities held to maturity                              19,949            20,021           20,690            20,649
   Net loans                                               154,450           155,997          144,981           143,974
   Accrued interest receivable                               1,624             1,624            1,670             1,670
Financial liabilities:
   Deposits with no stated maturity                         94,302            94,302           84,766            84,766
   Time deposits                                           127,431           128,176          120,842           120,844
   Borrowings                                                5,739             5,750           10,406            10,413
   Accrued interest payable                                     96                96               82                82
   Off balance sheet financial instruments                       -               189                -               192


14.  Retirement Plans

The Company sponsors a noncontributory defined benefit pension plan covering all employees who meet certain eligibility requirements. Benefits are based on length of service and qualifying compensation. The Company's policy is to fund the plan in accordance with the requirements of applicable regulations. Plan assets are invested in stock, bond, and money market mutual funds. The plan valuation date is October 1. The pension plan's funded status and amounts recognized in the Company's financial statements are as follows:



December 31 ( in thousands)                                                            1997                      1996
---------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation
   Vested benefits                                                                  $ 1,890                   $ 1,423
   Non-vested benefits                                                                   32                        70
---------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                      $ 1,922                   $ 1,493
Effect of projected future compensation levels                                          404                       295
---------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for services rendered to date                          $ 2,326                   $ 1,788
Plan assets at fair value                                                             2,564                     2,085
---------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                   238                       297

Unrecognized net asset being recognized over 15 years                                   (90)                     (108)
Unrecognized net loss (gain)                                                             59                       (62)
Unrecognized past service liability                                                     (88)                     (105)
---------------------------------------------------------------------------------------------------------------------------
   Accrued pension cost                                                                 119                        22
===========================================================================================================================
Assumptions used as of October 1:
   Assumed discount rate                                                             7.25%                     7.75%
   Assumed rate of increase in compensation                                          5.00%                     5.00%
   Expected long-term rate of return on assets                                       9.25%                     9.25%

Components of net pension expense cost (excluding administrative cost):

Years ended December 31 (in thousands)                               1997                    1996                    1995
---------------------------------------------------------------------------------------------------------------------------
Service costs earned during the year                                 $ 98                    $ 98                    $ 85
Interest cost on projected benefit obligation                         151                     124                     115
Actual return on plan assets                                         (398)                   (238)                   (272)
Net amortization and deferral                                         176                      39                     109
---------------------------------------------------------------------------------------------------------------------------
   Net periodic pension expense                                      $ 27                    $ 23                    $ 37
===========================================================================================================================

The Company also sponsors a defined contribution 401(k) savings plan. This plan includes a discretionary matching contribution by the Company which was 35% of the employees' contribution up to 6% for the years 1997, 1996, and 1995. Additionally, the Company offers retirees participation in its medical insurance benefit program. The cost of offering this participation is not material to the financial condition or results of operations of the Company.


15.  Income Tax Expense (Benefit)

Charges (credits) for income taxes (benefits) in the Consolidated Income Statements are composed of the following:

Years ended December 31 ( in thousands)                              1997                    1996                    1995
---------------------------------------------------------------------------------------------------------------------------
Current:
   Federal                                                          $ 575                   $ 246                  $ (230)
   State                                                              131                       9                      12
---------------------------------------------------------------------------------------------------------------------------
   Total current                                                      706                     255                    (218)
Deferred:
   Federal                                                             57                      (9)                   (121)
   State                                                               51                     190                    ( 90)
---------------------------------------------------------------------------------------------------------------------------
   Total deferred                                                     108                     181                    (211)
Change in valuation allowance for the gross
   deferred tax asset                                                (150)                   (554)                    441
---------------------------------------------------------------------------------------------------------------------------
         Total income tax expense                                   $ 664                  $ (118)                   $ 12
===========================================================================================================================

The actual income tax expense (benefit) differs from the "expected" income tax expense (benefit), (computed by applying the statutory U.S. Federal corporate tax rate of 34%) in 1997, 1996 and 1995 to income (loss) before income taxes, as follows:



Years ended December 31 ( in thousands)                              1997                    1996                   1995
---------------------------------------------------------------------------------------------------------------------------
Expected income tax expense (benefit) at statutory rate             $ 912                   $ 449                 $ (385)
Increase (decrease) in income tax resulting from:
   Connecticut state tax                                              120                     131                    (51)
   Purchase premium not deductible for tax purposes                    10                      10                     10
   Dividend received deduction                                       (237)                   (132)                     -
   Change in valuation allowance for deferred tax assets             (150)                   (554)                   441
   Other, net                                                           9                     (22)                    (3)
---------------------------------------------------------------------------------------------------------------------------
         Total income tax expense (benefit)                         $ 664                  $ (118)                  $ 12
===========================================================================================================================

The Company made income tax payments of $494,000, $460,000 and $37,000 during the years ended December 31, 1997, 1996, and 1995, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


Years ended December 31 ( in thousands)                                                1997                      1996
---------------------------------------------------------------------------------------------------------------------------
Deferred tax asset:
   Allowance for loan losses                                                          $ 706                     $ 754
   State NOL carry forward                                                                -                        10
   Foreclosed assets                                                                    143                       128
   Depreciation expense                                                                  19                         -
   Unrealized loss on securities                                                         85                        54
   Other, net                                                                           112                       101
---------------------------------------------------------------------------------------------------------------------------
   Total gross deferred tax asset                                                     1,065                     1,047
   Less: valuation allowance                                                            (85)                     (305)
   Gross asset, net of valuation allowance                                              980                       742
   Less: deferred tax liability
         Unrealized gain on securities                                                 (572)                        -
         Depreciation expense                                                             -                        (3)
         Core deposit amortization                                                      (78)                      (77)
         Other                                                                         (257)                     (166)
---------------------------------------------------------------------------------------------------------------------------
         Total gross deferred tax liability                                            (907)                     (246)
---------------------------------------------------------------------------------------------------------------------------
   Net deferred tax asset                                                              $ 73                     $ 496
===========================================================================================================================

The valuation allowance decreased by $220,000 in 1997, which was comprised of a decrease of $70,000 relating to the decrease in net unrealized losses on securities held to maturity, and a $150,000 decrease due to Management's assessment of the realizability of deferred tax assets.

In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making the assessment, Management considers the estimated reversal of deferred tax liabilities, projected future taxable, income taxes paid in prior years that are recoverable, and tax planning strategies. Based on the level of historical taxable income, and projections for future taxable income over the periods in which the deferred tax assets are deductible, Management believes it is more likely than not that the Company will realize the benefits of the deductible temporary difference, net of the existing valuation allowance at December 31, 1997.


16.  Commitments and Contingencies

Future minimum rental payments required under operating leases that have remaining noncancellable lease terms in excess of one year as of December 31, 1997 total $283,000, due by years ending December 31 as follows: 1998 - $68,000; 1999 - $69,000; 2000 - $27,000; 2001 - $25,000; 2002 - $25,000; and $92,000
thereafter. Total rental expense under these leases and prior leases was $70,000, $77,000, and $64,000 for the years ended December 31, 1997, 1996 and
1995 respectively.

In 1995, the Company entered into an employment agreement with its former President. During 1996 and 1995, the Company charged $272,000 and $14,000, respectively, to operations in connection with this agreement, nothing was charged to operations in 1997. Included in other liabilities at December 31, 1997, was approximately $116,000 representing total future amounts due under this agreement.

There are various legal proceedings against the Company arising out of its business. Although the outcome of these cases is uncertain, in the opinion of Management, based on discussions with legal counsel, these matters are not expected to result in a material adverse effect on the financial position or future operating results of the Company.


17. Condensed Financial Statements of Alliance Bancorp of New England, Inc. (Parent Company)

On October 3, 1997, Alliance Bancorp of New England, Inc. acquired all of the outstanding common stock of Tolland Bank on a one-for-one basis, concluding the formation of a bank holding company. The Income Statement and Statement of Cash Flows are for the quarter ended December 31, 1997.



Balance Sheet

December 31 (in thousands except share data)                                         1997
---------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                                    $      65
   Investment in subsidiary                                                        18,601
   Other assets                                                                       150
---------------------------------------------------------------------------------------------------------------------------
         Total assets                                                           $  18,816
===========================================================================================================================

Liabilities and Shareholders' Equity
Liabilities:
   Accrued expenses                                                                    13
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                             13
         Total shareholders' equity                                                18,803
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                             $  18,816
===========================================================================================================================

Income Statement

Quarter ended December 31
(in thousands except share data)                                                     1997
---------------------------------------------------------------------------------------------------------------------------
   Dividends from bank subsidiary                                                   $ 256
---------------------------------------------------------------------------------------------------------------------------
         Total operating income                                                       256
---------------------------------------------------------------------------------------------------------------------------
   Non-interest expenses                                                               44
   Income before income tax benefit and
         equity in net income of subsidiary                                           212
---------------------------------------------------------------------------------------------------------------------------
   Income tax benefit                                                                  22
---------------------------------------------------------------------------------------------------------------------------
   Income before equity in net income of subsidiary                                   234
   Equity in undistributed income of subsidiary                                       329
---------------------------------------------------------------------------------------------------------------------------
         Net Income                                                                 $ 563
===========================================================================================================================


Statement of Cash Flows

 Quarter ended December 31 (in thousands)                                     1997
---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
    Net income                                                             $   563

 Adjustments to reconcile net income to
    net cash provided by operating activities:
    Equity in undistributed net income of subsidiary                          (329)
    (Increase) in other assets                                                (148)
    Increase in other liabilities                                               13
---------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                             99

 Investing Activities:
          Net cash used by investing activities                                  -

 Financing Activities:
    Stock options exercised                                                     55
    Dividends paid to stockholders                                             (89)
---------------------------------------------------------------------------------------------------------------------------
          Net cash used by financing activities                                (34)
---------------------------------------------------------------------------------------------------------------------------

 Net Change in Cash and Cash Equivalents                                        65
---------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents beginning of quarter                                  -
===========================================================================================================================
 Cash and cash equivalents end of quarter                                  $    65
===========================================================================================================================


              Consolidated Supplementary Financial Data (unaudited)

Selected Quarterly Financial Data

                                                           1997                                    1996
  (in thousands except share data)          4          3          2          1          4          3          2          1
  ----------------------------------------------------------------------------------------------------------------------------
  Net interest income                 $ 2,011    $ 1,980    $ 2,008    $ 1,961    $ 1,982    $ 1,943    $ 1,872    $ 1,866
  Provision for loan losses               312        379         64         74        165        493        134        186
  Non-interest income                     758        693        250        260        140        603        225        307
  Non-interest expense                  1,663      1,584      1,587      1,577      1,988      1,570      1,531      1,551
  Income tax expense (benefit)            231        187        126        120       (451)       109         90        134
  ----------------------------------------------------------------------------------------------------------------------------
  Net income                            $ 563      $ 523      $ 481      $ 450      $ 420      $ 374      $ 342      $ 302
  ============================================================================================================================
  Per Share Data:
  Diluted earnings per share           $ 0.33     $ 0.31     $ 0.30     $ 0.28     $ 0.26     $ 0.24     $ 0.22     $ 0.20
  Basic earnings per share                .35        .33        .31        .29        .27        .24        .22        .20
  Cash dividends declared                 .05        .05        .04        .04        .02       -          -          -
  Common stock price:
     High                               18.00      18.25      15.00      12.09      10.03       9.28       7.78       7.88
     Low                                16.38      13.03      10.31       8.63       8.25       7.22       7.13       6.94
     Close                              16.50      16.75      14.81      10.69       9.00       8.81       7.50       7.50



The increase in the loan loss provision in the second half of 1997 was related to one impaired commercial loan and to higher estimates of losses on consumer loans based on a revised assessment of collateral values. Non-interest income increased in the second half of 1997 due to securities gains resulting from the initiation of an investment restructuring process at mid-year to lengthen the duration and increase the diversification of the investment portfolio. Income tax expense increased in the second half of 1997 due to the reduction in adjustments to the valuation allowance on the deferred tax asset.


Volume and Rate Analysis - FTE Basis

                                        1997 versus 1996 Change due to              1996 versus 1995 Change due to
------------------------------------------------------------------------------------------------------------------------------
(in thousands)                            Volume          Rate          Total        Volume           Rate         Total
------------------------------------------------------------------------------------------------------------------------------
Interest income
Loans                                     $ (166)        $ (43)        $ (209)        $ 166           $ 11         $ 177
Securities available for sale              1,145            36          1,181         1,064            405         1,469
Securities held to maturity                  (91)           26            (65)         (521)           (67)         (588)
Other earning assets                          42            13             55           162              5           167
------------------------------------------------------------------------------------------------------------------------------
   Total Change                              930            32            962           871            354         1,225
------------------------------------------------------------------------------------------------------------------------------
Interest expense
Deposits                                     481           112            593           520            441           961
Borrowings                                  (171)           20           (151)         (290)           (37)         (327)
------------------------------------------------------------------------------------------------------------------------------
   Total Change                              310           132            442           230            404           634
------------------------------------------------------------------------------------------------------------------------------
   Net Change                              $ 620        $ (100)         $ 520         $ 641          $ (50)        $ 591
==============================================================================================================================


Note: Changes attributable jointly to volume and rate have been allocated proportionately.

Construction and Commercial Loans

                                                               1 Year              1-5            Over 5
    December 31, 1997 (in millions)                           or Less            Years             Years             Total
    --------------------------------------------------------------------------------------------------------------------------
    Contractual maturity:
    Construction loans:
       Commercial                                                $ 1.1             $ 2.4            $ 1.1             $ 4.6
    Commercial loans                                               4.8               5.7              3.3              13.8
    --------------------------------------------------------------------------------------------------------------------------
             Total                                               $ 5.9             $ 8.1            $ 4.4            $ 18.4
    ==========================================================================================================================
    Interest rate sensitivity:
       Predetermined rates                                        $ .9             $ 4.1            $ 2.4             $ 7.4
       Variable rates                                              5.0               4.0              2.0              11.0
    --------------------------------------------------------------------------------------------------------------------------
             Total                                               $ 5.9             $ 8.1            $ 4.4            $ 18.4
    ==========================================================================================================================

Securities Cost and Fair Value

                                                             1997                     1996                     1995
    --------------------------------------------------------------------------------------------------------------------------
                                                Amortized         Fair    Amortized         Fair    Amortized         Fair
    December 31, (in thousands)                      Cost        Value         Cost        Value         Cost        Value
    --------------------------------------------------------------------------------------------------------------------------
    Available for sale
    U.S. Government and agency                   $ 18,081     $ 17,891     $ 25,314     $ 24,982     $ 15,561     $ 15,088
    U.S. Agency mortgage-backed                     5,366        5,391        3,375        3,390        4,166        4,187
    Other debt securities                           1,312        1,321        1,745        1,734        2,255        2,304
    Marketable equity                              16,710       18,296       13,989       14,560            -            -
    FHLBB stock                                       830          830          720          720          943          943
    --------------------------------------------------------------------------------------------------------------------------
       Total available for sale                  $ 42,299     $ 43,729     $ 45,143     $ 45,386     $ 22,925     $ 22,522
    ==========================================================================================================================
    Held to maturity
    U.S. Government and agency                    $ 2,901      $ 2,941      $ 2,876      $ 2,895      $ 2,851      $ 2,940
    U.S. Agency mortgage-backed                    15,214       15,224       15,757       15,710       17,026       17,153
    Other debt securities                           1,834        1,856        2,057        2,044        3,500        3,480
    --------------------------------------------------------------------------------------------------------------------------
       Total held to maturity                    $ 19,949     $ 20,021     $ 20,690     $ 20,649     $ 23,377     $ 23,573
    ==========================================================================================================================


Table of Market Risk Sensitive Instruments


Expected Maturity Date at December 31,                                                       There-              Fair Value
1997 (dollars in millions)                  1998      1999       2000      2001       2002     after      Total   12/31/97
---------------------------------------- --------- ---------- --------- ---------- --------- ---------- -------- -----------
Interest Sensitive Assets:
Loans:
Fixed interest rate
   Residential mortgages                     $ 3       $ 2        $ 2       $ 2        $ 2       $ 9       $ 20      $ 21
     Average interest rate                  7.82%     7.76%      7.76%     7.78%      7.78%     7.84%      7.81%
Variable interest rate
   Residential mortgages                       3         2          2         2          2         8         19        19
     Average interest rate                  8.55%     8.56%      8.57%     8.57%      8.62%     8.56%      8.57%
Fixed interest rate
   Consumer loans                              2         2          1         2          2         1         10        10
     Average interest rate                  9.42%     9.59%      9.56%     8.62%      8.50%     9.85%      9.19%
Variable interest rate
   Consumer loans                              4         2          2         2          2         7         19        18
     Average interest rate                  8.50%     8.56%      8.58%     8.64%      8.63%     8.34%      8.48%
Fixed interest rate
   Commercial loans                            9         5          3         3          3         5         28        27
     Average interest rate                  7.92%     8.55%      8.54%     8.52%      8.52%     8.31%      8.30%
Variable interest rate
   Commercial loans                           18         8          9         8          7        11         61        61
     Average interest rate                  9.17%     8.99%      8.91%     8.35%      8.60%     8.81%      8.87%
Fixed interest rate
   Securities                                 14         7          6         4          1         2         34        34
     Average interest rate                  6.67%     6.36%      6.24%     6.25%      6.29%     6.23%      6.44%
Variable interest rate
   Securities                                  6         2          9         1          -        12         30        30
     Average interest rate                  5.49%     6.13%      5.96%     6.90%         -      6.21%      5.98%
----------------------------------------------------------------------------------------------------------------------------
       Total interest sensitive assets      $ 59      $ 30       $ 34      $ 24       $ 19      $ 55      $ 221     $ 220
============================================================================================================================
Interest Sensitive Liabilities:
Deposits:
   Checking                                  $ 1       $ 1        $ 1       $ 1        $ 1      $ 39       $ 44      $ 44
     Average interest rate                  0.91%     0.91%      0.91%     0.91%      0.91%     0.91%      0.91%
   Savings                                     3         2          1         1          1        27         35        35
     Average interest rate                  2.30%     2.30%      2.30%     2.30%      2.30%     2.30%      2.30%
   Money market                                1         1          1         1          1        10         15        15
     Average interest rate                  4.03%     4.03%      4.03%     4.03%      4.03%     4.03%      4.03%
   Time deposits                              79        31         10         3          4         -        127       128
     Average interest rate                  5.26%     5.95%      6.06%     6.07%      6.23%        -       5.54%
Borrowings:
   FHLBB                                       -         -          4         -          -         -          4         4
     Average interest rate                     -         -       6.11%        -          -         -       6.11%
   Other                                       2         -          -         -          -         -          2         2
     Average interest rate                  6.05%        -          -         -          -         -       6.05%
----------------------------------------------------------------------------------------------------------------------------
       Total interest sensitive liabilities $ 86      $ 35       $ 17       $ 6        $ 7      $ 76      $ 227     $ 228
============================================================================================================================


Note: The amounts above reflect principal cash amounts only. The table includes non-trading instruments only; the Company had no trading instruments at December 31, 1997. For more information, see Quantitative Disclosures about Market Risk in Management's Discussion and Analysis of Financial Condition and Results of Operations. The base interest rate for variable rate instruments is equal to the rate in effect at year-end 1997. The table excludes off balance sheet financial instruments (e.g., commitments to extend credit, standby letters of credit and commitments to purchase Government guaranteed loans) with a fair value totaling $189 thousand which are sensitive to changes in interest rates and have an expected maturity date within 1998.